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                                                                    EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Vans, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated July 19, 1996, relating to the consolidated balance sheets of Vans, Inc. as of May 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1996, and related schedule, which report appears in the May 31, 1996 Annual Report on Form 10-K/A of Vans, Inc., and to the reference to our firm under the heading "Experts" in the Prospectus.



                                           /s/KPMG Peat Marwick LLP
                                           KPMG PEAT MARWICK LLP



Orange County, California
May 14, 1997